PROMISSORY NOTE

$20,000,000.00	January _5, 2007

FOR VALUE RECEIVED SEA BREEZE LIMITED PARTNERSHIP, a Delaware limited partnership, as maker, having an address at 27777 Franklin Road, Suite 200, Southfield, Michigan 48034 (“Borrower”), hereby unconditionally promises to pay to the order of LEHMAN BROTHERS BANK, FSB, a federal stock savings bank, having an address at 1000 West Street, Suite 200, Wilmington, Delaware 19801 (“Lender”), or at such other place as the holder hereof may from time to time designate in writing, the principal sum of TWENTY MILLION AND 00/100 DOLLARS ($20,000,000.00), in lawful money of the United States of America with interest thereon to be computed from the date of this Note at the Applicable Interest Rate (defined below), and to be paid in installments as provided herein.

1.	CERTAIN DEFINED TERMS

As used herein the following terms shall have the meanings set forth below:

(a)           “Accrual Period” means the period commencing on the eleventh (11th) day of a calendar month and ending on the tenth (10th) day of the succeeding calendar month; provided that if this Note is dated as of any date other than the eleventh (11th) day of a month, the first Accrual Period shall (i) consist of only the date hereof, if the date hereof is the tenth (10th) day of a month, or (ii) commence on the date hereof and shall end on the next tenth (10th) day of a calendar month to occur after the date hereof.

(b)	“Applicable Interest Rate” shall mean an interest rate equal to 5.825% per annum.
(c)	“Loan” shall mean the loan evidenced by this Note.

(d)          “Loan Documents” shall mean this Note, the Security Instrument, and any other documents or instruments which now or shall hereafter wholly or partially secure or guarantee payment of this Note or which have otherwise been executed by Borrower and/or any other person in connection with the Loan.

(e)           “Defeasance Lockout Date” shall mean the earlier of (a) the fourth (4th) anniversary of the date hereof and (b) the Prepayment Lockout Date.

(f)	“Maturity Date” shall mean January 11, 2017.

(g)          “Monthly Payment” shall mean an amount equal to all interest that has accrued on the outstanding principal balance of this Note during the immediately preceding Accrual Period.

(h)          “Monthly Payment Date” shall mean the eleventh (11th) day of each calendar month prior to the Maturity Date commencing on (i) the eleventh (11th) day of the next succeeding calendar month after the date hereof if this Note is dated on or prior to the eleventh (11th) day of a month, or (ii) the eleventh (11th) day of the second succeeding calendar month after the date hereof if this Note is dated after the eleventh (11th) day of a month.

(i)	“Par Date” shall mean October 11, 2016.

(j)           “Prepayment Lockout Date” shall mean two years and one day from the “startup day” (the “Startup Day”) of any “real estate mortgage investment conduit” (as such terms are defined in Sections 860G and 860D, respectively, of the Internal Revenue Code of 1986, as amended, or any successor statute thereto (the “Code”)), which may acquire the Loan.

(k)          “Security Instrument” shall mean the Mortgage and Security Agreement dated the date hereof in the principal sum of TWENTY MILLION AND 00/100 DOLLARS ($20,000,000.00) given by Borrower to (or for the benefit of) Lender covering the fee estate of Borrower in certain premises located in Sussex County, State of Delaware, and other property, as more particularly described therein (collectively, the “Property”).

2.	PAYMENT TERMS

(a)           If this Note is dated as of a date other than the eleventh (11th) day of a calendar month, a payment shall be due from Borrower to Lender on the date hereof on account of all interest scheduled to accrue on the principal sum from and after the date hereof through and including the last day of the current Accrual Period. The Monthly Payment shall be due from Borrower to Lender on each Monthly Payment Date, with each Monthly Payment to be applied as follows: to the payment of interest which has accrued during the preceding Accrual Period computed at the Applicable Interest Rate. The principal sum and all interest thereon shall be due and payable on the Maturity Date. Interest on the principal sum of this Note shall be calculated by multiplying the actual number of days elapsed in the period for which interest is being calculated by a daily rate based on a 360-day year.

(b)           Unless payments are made in the required amount in immediately available funds at the place where this Note is payable, remittances in payment of all or any part of the Debt (defined below) shall not, regardless of any receipt or credit issued therefor, constitute payment until the required amount is actually received by Lender in funds immediately available at the place where this Note is payable (or any other place as Lender, in Lender’s sole discretion, may have established by delivery of written notice thereof to Borrower) and shall be made and accepted subject to the condition that any check or draft may be handled for collection in accordance with the practice of the collecting bank or banks.

3.	DEFAULT AND ACCELERATION

(a)           The whole of the principal sum of this Note, (b) interest, default interest, late charges and other sums, as provided in this Note, the Security Instrument or the other Loan Documents, (c) all other monies agreed or provided to be paid by Borrower in this Note, the Security Instrument or the other Loan Documents, (d) all sums advanced pursuant to the Security Instrument to protect and preserve the Property and the lien and the security interest created thereby, and (e) all sums advanced and costs and expenses incurred by Lender in connection with the Debt (defined below) or any part thereof, any renewal, extension, or change of or substitution for the Debt or any part thereof, or the acquisition or perfection of the security therefor, whether made or incurred at the request of Borrower or Lender (all the sums referred to in (a) through (e) above shall collectively be referred to as the “Debt”) shall without notice become immediately due and payable at the option of Lender if any payment required in this Note prior to the Maturity Date is not paid on the date when due or on the happening of any other default, after the expiration of any applicable notice and grace periods, herein or under the terms of the Security Instrument or any of the other Loan Documents (collectively, an “Event of Default”).

4.	DEFAULT INTEREST

Borrower does hereby agree that upon the occurrence of an Event of Default, Lender shall be entitled to receive and Borrower shall pay interest on the entire unpaid principal sum at a rate (the “Default Rate”) equal to (i) the greater of (a) the Applicable Interest Rate plus three percent (3%) and (b) the Prime Rate (as hereinafter defined) plus four percent (4%) or (ii) the maximum interest rate that Borrower may by law pay, whichever is lower. The Default Rate shall be computed from the occurrence of the Event of Default until the earlier of the date upon which the Event of Default is cured or the date upon which the Debt is paid in full. Interest calculated at the Default Rate shall be added to the Debt, and shall be deemed secured by the Security Instrument. This provision, however, shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default.

The “Prime Rate” shall mean the annual rate of interest publicly announced by Citibank, N.A. in New York, New York, as its base rate, as such rate shall change from time to time. If Citibank, N.A. ceases to announce a base rate, Prime Rate shall mean the rate of interest published in The Wall Street Journal from time to time as the Prime Rate. If more than one Prime Rate is published in The Wall Street Journal for a day, the average of the Prime Rates shall be used, and such average shall be rounded up to the nearest one-quarter of one percent (.25%). If The Wall Street Journal ceases to publish the “Prime Rate”, the Lender shall select an equivalent publication that publishes such “Prime Rate”, and if such prime rates are no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, then Lender shall select a comparable interest rate index.

5.	PREPAYMENT; DEFEASANCE

(a)           Borrower shall not have the right or privilege to prepay all or any portion of the unpaid principal balance of this Note until the Prepayment Lockout Date. From and after the Prepayment Lockout Date, provided no Event of Default exists, the principal balance of this Note may be prepaid, in whole but not in part, upon: (i) not less than 30 days and not more than 60 days prior written notice (the “Prepayment Notice”) to Lender specifying the date on which prepayment is to be made (the “Prepayment Date”); (ii) payment of all accrued and unpaid interest on the outstanding principal balance of this Note to and (unless such payment is received before noon on a Monthly Payment Date) including the Prepayment Date, together with a payment of all interest which would have accrued on the principal balance of this Note to and including the last day of the Accrual Period in which the Prepayment Date occurs, if such prepayment occurs on a date which is not the eleventh (11th) day of a calendar month (the “Shortfall Interest Payment”); (iii) payment of all other sums then due under this Note, the Security Instrument and the other Loan Documents and (iv) if the Prepayment Date occurs prior to the Par Date, payment of a prepayment consideration (the “Prepayment Consideration”) in an amount equal to the present value of a series of payments each equal to the Payment Differential (hereinafter defined) and payable on each Monthly Payment Date over the remaining original term of this Note through and including the Par Date discounted at the Reinvestment Yield (hereinafter defined) for the number of months remaining from the Prepayment Date to each such Monthly Payment Date. The term “Reinvestment Yield” as used herein shall be equal to the lesser of (a) the (i) yield on the U.S. Treasury issue (primary issue) with the same maturity date as the Par Date; or (ii) if no such U.S. Treasury issue is available, then the interpolated yield on the two U.S. Treasury issues (primary issues) with maturity dates (one prior to and one following) that are closest to the Par Date, or (b) the (i) yield on the U.S. Treasury issue (primary issue) with a term equal to the remaining average life of the Debt (assuming that this Note matures on the Par Date); or (ii) if no such U.S. Treasury issue is available, then the interpolated yield on the two U.S. Treasury issues (primary issues) with terms (one prior to and one following) that are closest to the remaining average life of the Debt (assuming that this Note matures on the Par Date), with each such yield being based on the bid price for such issue as published in The Wall Street Journal on the date that is 14 days prior to the Prepayment Date set forth in the Prepayment Notice (or, if such bid price is not published on that date, the next preceding date on which such bid price is so published) and converted to a monthly compounded nominal yield. The term “Payment Differential” as used herein shall be equal to (x) the Applicable Interest Rate minus the Reinvestment Yield, divided by (y) 12 and multiplied by (z) the principal sum outstanding on such Prepayment Date, provided that the Payment Differential shall in no event be less than zero. In no event, however, shall Lender be required to reinvest any prepayment proceeds in U.S. Treasury obligations or otherwise. Lender shall notify Borrower of the amount, and the basis of determination, of the required Prepayment Consideration. If a Prepayment Notice is given by Borrower to Lender pursuant to this Article 5, the principal balance of this Note and the other sums required under this Article shall be due and payable on the Prepayment Date. Lender shall not be obligated to accept any prepayment of the principal balance of this Note unless it is accompanied by all sums due in connection therewith.

(b)           (i)  At any time from and after the Defeasance Lockout Date and provided no Event of Default exists at the time, Borrower may obtain the release of the Property from the lien of the Security Instrument and all other security interests held by Lender in connection with the Loan upon the satisfaction of the following conditions precedent:

(1)

Borrower shall have provided Lender with not less than thirty (30) days and not more than sixty (60) days prior written notice specifying the date (the “Release Date”) on which the Defeasance Deposit (hereinafter defined) is to be made;

(2)	Borrower shall have paid to Lender all interest accrued and unpaid on the principal balance of this Note to and including the Release Date;
(3)

Borrower shall have paid to Lender all other sums due and payable under this Note, the Security Instrument and the other Loan Documents through and including the Release Date (including, but not limited to, any Monthly Payment which may be due and payable on the Release Date);

(4)	Borrower shall have paid to Lender the Defeasance Deposit (hereinafter defined);
(5)

The transactions contemplated by this Section 5(b) shall not constitute a prohibited transaction for or a contribution after the Startup Day to a “REMIC Trust” (a “REMIC Trust”) which shall own the Loan and will not disqualify such REMIC Trust as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code, and the Loan shall continue to constitute a "qualified mortgage" within the meaning of Sections 860D and 860G(a)(3) of the Code, and Lender shall have received an opinion, in form and from a counsel acceptable to Lender, with respect to the matters described in this clause (5) provided, however, that this clause (5) shall not prevent Borrower from entering into the transactions contemplated by this Section 5(b) if the conditions in this clause (5) cannot be satisfied due solely to the fact that such transactions are occurring after the Defeasance Lockout Date but prior to the Prepayment Lockout Date; and

(6)	Borrower shall have delivered to Lender the following:
(A)

a security agreement, in form and substance satisfactory to Lender, creating a first priority lien on the Defeasance Deposit and the Defeasance Collateral (hereinafter defined) purchased on behalf of Borrower with the Defeasance Deposit in accordance with the provisions of this Section 5(b) (the “Pledge Agreement”), which Pledge Agreement shall provide, among other things, that any excess payments of principal and interest received by Lender under the Defeasance Collateral over the amount needed to make payments of principal and interest and other sums due from Borrower hereunder shall be refunded to Borrower;

(B)	a release of the Property from the lien of the Security Instrument (for execution by Lender) in a form appropriate for the jurisdiction in which the Property is located;
(C)	an officer’s certificate of Borrower certifying that the requirements set forth in this Section 5(b) have been satisfied;
(D)

a certificate by Borrower’s independent public accountant certifying that the cash flow from the Defeasance Collateral will be sufficient to timely meet all Scheduled Defeasance Payments (as hereinafter defined);

(E)

an opinion of counsel for Borrower in form satisfactory to Lender stating, among other things, that Lender will have a perfected first priority security interest in the Defeasance Deposit and the Defeasance Collateral to be purchased on behalf of Borrower;

(F)

evidence in writing from the applicable Rating Agencies (as defined in the Security Instrument) to the effect that such release will not result in a qualification, downgrade or withdrawal of any rating in effect immediately prior to such defeasance for any Securities (as defined in the Security Instrument); and

(G)	such other certificates, documents or instruments as Lender may reasonably request.

The Defeasance Deposit shall be used to purchase Defeasance Collateral which provide payments which are (A) payable on or prior to, but as close as possible to, all successive Monthly Payment Dates after the Release Date and the Maturity Date (as accelerated to the Par Date in accordance with the provisions of this paragraph) and (B) in amounts necessary to meet the scheduled payments of principal and interest due under this Note on such dates (the “Scheduled Defeasance Payments”). Simultaneously with the delivery of the Defeasance Deposit, the Maturity Date shall be accelerated to the Par Date. Borrower, pursuant to the Pledge Agreement or other appropriate documents, shall authorize and direct that the payments received from the Defeasance Collateral be made directly to Lender and applied to satisfy the obligations of the Borrower under this Note.

(ii)          Upon compliance with the requirements of this Section 5(b), the Property shall be released from the lien of the Security Instrument and the pledged Defeasance Deposit and the Defeasance Collateral purchased therewith shall be the sole source of collateral securing this Note. In connection with such release, Lender, or its designee, shall establish or designate a successor entity (the “Successor Borrower”) and Borrower shall transfer and assign all obligations, rights and duties under and to this Note together with the pledged Defeasance Deposit and/or Defeasance Collateral to such Successor Borrower. Such Successor Borrower shall assume the obligations of Borrower under this Note and the Pledge Agreement and Borrower and each Guarantor and Indemnitor shall be relieved of their obligations under such Pledge Agreement, the Note, the Security Instrument and the other Loan Documents except for obligations which the Pledge Agreement and/or such Loan Documents provide shall survive the satisfaction of the Security Instrument. Borrower shall pay all costs and expenses incurred by Lender, including Lender’s attorneys’ fees and expenses and Rating Agency fees, if any, incurred in connection with this Section 5(b).

(iii)	For purposes hereof, the following terms shall have the following meanings:

(iv)         The term “Defeasance Collateral” shall mean non-callable and non-redeemable obligations issued, or fully guaranteed as to payment, by the United States of America (including, without limitation, obligations issued or held in book-entry form of the Department of the Treasury and principal-only and interest-only strips that are issued by the United States Treasury, or non-callable and non-redeemable obligations, the principal of and interest on which are unconditionally guaranteed by the United States of America, or the non-callable and non-redeemable obligations of any agency of the United States of America all of whose obligations are unconditionally guaranteed by the United States of America, which mature at least four (4) business days before the related Monthly Payment or the Maturity Date, as applicable), or such other securities as are permitted as of the Release Date by the Code with respect to REMIC Trust collateral substitutions; and

(v)           The term “Defeasance Deposit” shall mean an amount equal to the sum of (1) the amount which will be sufficient to purchase Defeasance Collateral necessary to meet the Scheduled Defeasance Payments; and (2) any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of this Note or otherwise required to accomplish the agreements of this Section 5(b), all fees, costs and expenses incurred or to be incurred by Lender in the purchase of such Defeasance Collateral and the assumption payments referred to above.

(vi)         Following the delivery of the Defeasance Deposit to Lender, Borrower shall not have any right to prepay this Note.

(c)           Simultaneously with each Default Repayment (defined herein) occurring prior to the Par Date, Borrower shall pay to Lender an amount equal to the greater of: (A) three (3%) percent of the principal amount of this Note being prepaid (the “Default Repayment Premium”) (provided that this clause (A) shall not apply if the Default Repayment occurs after the Prepayment Lockout Date, and, in such case, the Default Repayment Premium shall equal the amount in clause (B)); and (B) the present value as of the date of the Default Repayment (the “Default Repayment Date”) of a series of payments each equal to the Default Payment Differential (hereinafter defined) and payable on each Monthly Payment Date over the remaining original term of this Note through and including the Par Date discounted at the Default Reinvestment Yield (hereinafter defined) for the number of months remaining from the Default Repayment Date to each such Monthly Payment Date. The term “Default Reinvestment Yield” as used herein shall be equal to the lesser of (a) the (i) yield on the U.S. Treasury issue (primary issue) with the same maturity date as the Par Date; or (ii) if no such U.S. Treasury issue is available, then the interpolated yield on the two U.S. Treasury issues (primary issues) with maturity dates (one prior to and one following) that are closest to the Par Date; or (b) the (i) yield on the U.S. Treasury issue (primary issue) with a term equal to the remaining average life of the Debt (assuming that this Note matures on the Par Date), or (ii) if no such U.S. Treasury issue is available, then the interpolated yield on the two U.S. Treasury issues (primary issues) with terms (one prior to and one following) that are closest to the remaining average life of the Debt (assuming that this Note matures on the Par Date), with each such yield being based on the bid price for such issue as published in The Wall Street Journal on the date that is 14 days prior to the Default Repayment Date (or, if such bid price is not published on that date, the next preceding date on which such bid price is so published) and converted to a monthly compounded nominal yield. The term “Default Payment Differential” as used herein shall be equal to (x) the Applicable Interest Rate minus the Default Reinvestment Yield, divided by (y) 12 and multiplied by (z) the principal sum being repaid on such Default Repayment Date after application of the Monthly Payment (if any) due on the date of the Default Repayment, provided that the Payment Differential shall in no event be less than zero. In no event, however, shall Lender be required to reinvest any repayment proceeds in U.S. Treasury obligations or otherwise.

For purposes of this Note, the term “Default Repayment” shall mean a repayment of all or any portion of the principal amount of this Note made during the continuance of any Event of Default or after an acceleration of the Maturity Date under any circumstances, including, without limitation, a repayment occurring in connection with reinstatement of the Security Instrument provided by statute under foreclosure proceedings or exercise of a power of sale, any statutory right of redemption exercised by Borrower or any other party having a statutory right to redeem or prevent foreclosure, any sale in foreclosure or under exercise of a power of sale or otherwise.

6.	SECURITY

This Note is secured by the Security Instrument and the other Loan Documents. The Security Instrument is intended to be duly recorded in the public records of the county where the Property is located. All of the terms, covenants and conditions contained in the Security Instrument and the other Loan Documents are hereby made part of this Note to the same extent and with the same force as if they were fully set forth herein.

7.	SAVINGS CLAUSE

This Note is subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance due hereunder at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the maximum interest rate which Borrower is permitted by applicable law to contract or agree to pay. If by the terms of this Note, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of such maximum rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the Debt, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Note until payment in full so that the rate or amount of interest on account of the Debt does not exceed the maximum lawful rate of interest from time to time in effect and applicable to the Debt for so long as the Debt is outstanding.

8.	LATE CHARGE

If any sum payable under this Note is not paid on the date on which it is due, regardless of whether such failure shall constitute an Event of Default, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of the unpaid sum or the maximum amount permitted by applicable law to defray the expenses incurred by Lender in handling and processing the delinquent payment and to compensate Lender for the loss of the use of the delinquent payment and the amount shall be secured by the Security Instrument and the other Loan Documents.

9.	NO ORAL CHANGE

This Note may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Borrower or Lender, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

10.	JOINT AND SEVERAL LIABILITY

If Borrower consists of more than one person or party, the obligations and liabilities of each person or party shall be joint and several.

11.	WAIVERS

All payments required hereunder shall be made irrespective of, and without any deduction for, any setoff, defense or counterclaim. Borrower and all others who may become liable for the payment of all or any part of the Debt do hereby severally waive presentment and demand for payment, notice of dishonor, protest and notice of protest and non-payment and all other notices of any kind, other than notices specifically required by the terms of this Note, the Security Instrument and the other Loan Documents. No release of any security for the Debt or extension of time for payment of this Note or any installment hereof, and no alteration, amendment or waiver of any provision of this Note, the Security Instrument or the other Loan Documents made by agreement between Lender or any other person or party shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of Borrower, and any other person or entity who may become liable for the payment of all or any part of the Debt, under this Note, the Security Instrument or the other Loan Documents. No notice to or demand on Borrower shall be deemed to be a waiver of the obligation of Borrower or of the right of Lender to take further action without further notice or demand as provided for in this Note, the Security Instrument or the other Loan Documents. In addition, acceptance by Lender of any payment in an amount less than the amount then due shall be deemed an acceptance on account only, and the failure to pay the entire amount then due shall be and continue to be an Event of Default. If Borrower is a partnership, the agreements herein contained shall remain in force and applicable, notwithstanding any changes in the individuals comprising the partnership, and the term “Borrower,” as used herein, shall include any alternate or successor partnership, but any predecessor partnership and their partners shall not thereby be released from any liability. If Borrower is a corporation or limited liability company, the agreements contained herein shall remain in full force and applicable notwithstanding any changes in the shareholders or members comprising, or the officers and directors or managers relating to, the corporation or limited liability company, and the term “Borrower” as used herein, shall include any alternative or successor corporation or limited liability company, but any predecessor corporation or limited liability company shall not be relieved of liability hereunder. (Nothing in the foregoing sentence shall be construed as a consent to, or a waiver of, any prohibition or restriction on transfers of interests in a partnership, corporation or limited liability company which may be set forth in the Security Instrument or any other Loan Document.)

12.	TRANSFER

Upon the transfer of this Note, Borrower hereby waiving notice of any such transfer, Lender may deliver all the collateral mortgaged, granted, pledged or assigned pursuant to the Security Instrument and the other Loan Documents, or any part thereof, to the transferee who shall thereupon become vested with all the rights herein or under applicable law given to Lender with respect thereto, and Lender shall thereafter forever be relieved and fully discharged from any liability or responsibility in the matter; but Lender shall retain all rights hereby given to it with respect to any liabilities and the collateral not so transferred.

13.	WAIVER OF TRIAL BY JURY

BORROWER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE LOAN, THE APPLICATION FOR THE LOAN, THIS NOTE, THE SECURITY INSTRUMENT OR THE OTHER LOAN DOCUMENTS OR ANY ACTS OR OMISSIONS OF LENDER, ITS OFFICERS, EMPLOYEES, DIRECTORS OR AGENTS IN CONNECTION THEREWITH.

14.	EXCULPATION

(a)           Except as otherwise provided herein, in the Security Instrument or in the other Loan Documents, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in this Note or the Security Instrument by any action or proceeding wherein a money judgment shall be sought against Borrower or its general partners, except that Lender may sell the Property under any power of sale or right of non-judicial foreclosure or bring a foreclosure action, confirmation action, action for specific performance or other appropriate action or proceeding to enable Lender to enforce and realize upon this Note, the Security Instrument, the other Loan Documents, and the interest in the Property, the Rents (as defined in the Security Instrument) and any other collateral given to Lender created by this Note, the Security Instrument and the other Loan Documents; provided, however, that any judgment in any such action or proceeding shall be enforceable against Borrower (but in no event against its general partners) only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Lender. Lender, by accepting this Note and the Security Instrument, agrees that it shall not, except as otherwise provided in Section 10.10 of the Security Instrument, sue for, seek or demand any deficiency judgment against Borrower (or against the general partners of Borrower, without regard to the provisions of Section 10.10 of the Security Instrument) in any such action or proceeding, under or by reason of or under or in connection with this Note, the other Loan Documents or the Security Instrument. The provisions of this Article shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by this Note, the other Loan Documents or the Security Instrument; (ii) Intentionally Deleted; (iii) impair the right of Lender to name Borrower (but not its general partners) as a party defendant in any action or suit for judicial foreclosure and sale under the Security Instrument; (iv) affect the validity or enforceability of any indemnity, guaranty, master lease or similar instrument made in connection with this Note, the Security Instrument, or the other Loan Documents; (v) impair the right of Lender to obtain the appointment of a receiver; (vi) impair the enforcement of the Assignment of Leases and Rents executed in connection herewith; (vii) impair the right of Lender to obtain a deficiency judgment or judgment on the Note against Borrower (but not its general partners) if necessary to obtain any insurance proceeds or condemnation awards to which Lender would otherwise be entitled under the Security Instrument; provided however, Lender shall only enforce such judgment against the insurance proceeds and/or condemnation awards; or (viii) impair the right of Lender to enforce the provisions of Sections 10.10, 11.2 and 11.3 of the Security Instrument.

(b)           Notwithstanding the provisions of this Article 14 to the contrary, Borrower (but not the general partners of Borrower) shall be personally liable to Lender for the Losses (as defined in the Security Instrument) it incurs due to: (i) fraud or intentional, material misrepresentation by Borrower, SCOLP, or any of their agents, principals, officers or employees, (ii) Borrower’s misapplication or misappropriation of insurance proceeds, condemnation awards, or tenant security deposits, if and to the extent Borrower or its agents have the right and ability to control the disbursement of such proceeds, awards or deposits; (ii) Rents received by Borrower after the occurrence of an Event of Default, provided that such Rents (y) are not applied towards either the Monthly Payment or the ordinary and necessary operating expenses of the Property and Borrower has provided Lender with evidence of same in a form acceptable to Lender, or (z) are paid to Lender, (iii) so long as Borrower has possession and control of the Property, Borrower’s failure to pay (except to the extent that sums sufficient to pay such amounts have been deposited in escrow with Lender pursuant to the terms of the Security Instrument) Taxes or other liens with priority over Lender’s lien on the Property or other liens established under the Loan Documents, to the extent funds are available from the operation of the Property for such purpose, or from escrow deposits made to Lender for such purpose (regardless of whether Lender uses such funds to pay such Taxes or other liens), (iv) damage to the Property arising from (y) the intentional misconduct or gross negligence of Borrower, SCOLP, or any of their principals, officers, agents or employees, or (z) any removal of the Property in violation of the Loan Documents, or (v) Borrower’s or any other Indemnitor’s failure to comply with the provisions of the Environmental Indemnity (as defined in the Security Instrument).

(c)           Notwithstanding the foregoing, the agreement of Lender not to pursue recourse liability as set forth in Subsection (a) above SHALL BECOME NULL AND VOID and shall be of no further force and effect (i) in the event of Borrower’s default under Sections 4.2 or 8.2 of the Security Instrument, or (ii) if the Property or any part thereof shall become an asset in (1) a voluntary bankruptcy or insolvency proceeding, or (2) an involuntary bankruptcy or insolvency proceeding (A) which is commenced by any party controlling, controlled by or under common control with Borrower (which shall include, but not be limited to, any creditor or claimant acting in concert with Borrower or any of the foregoing parties) (the “Borrowing Group”) or (B) in which any member of the Borrowing Group objects to a motion by Lender for relief from any stay or injunction from the foreclosure of the Security Instrument or any other remedial action permitted hereunder or under the Security Instrument or the other Loan Documents.

(d)           Nothing herein shall be deemed to be a waiver of any right which Lender may have under Sections 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with this Note, the Security Instrument and the other Loan Documents.

15.	AUTHORITY

Borrower (and the undersigned representative of Borrower, if any) represents that Borrower has full power, authority and legal right to execute and deliver this Note, the Security Instrument and the other Loan Documents and that this Note, the Security Instrument and the other Loan Documents constitute valid and binding obligations of Borrower.

16.	APPLICABLE LAW

This Note shall be governed, construed, applied and enforced in accordance with the laws of the state in which the Property is located and the applicable laws of the United States of America.

17.	COUNSEL FEES

In the event that it should become necessary to employ counsel to collect the Debt or to protect or foreclose the security therefor, Borrower also agrees to pay all reasonable fees and expenses of Lender, including, without limitation, reasonable attorney’s fees for the services of such counsel whether or not suit be brought.

18.	NOTICES

All notices or other written communications hereunder shall be deemed to have been properly given (i) upon delivery, if delivered in person, (ii) one (1) Business Day (defined below) after having been deposited for overnight delivery with any reputable overnight courier service, or (iii) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Borrower:	Sea Breeze Limited Partnership 27777 Franklin Road, Suite 200 Southfield, Michigan 48034 Attention: Jonathan M. Colman
With a copy to:	Jaffe, Raitt, Heuer & Weiss, P.C. 27777 Franklin Road, Suite 2500 Southfield, Michigan 48034 Attention: Arthur A. Weiss
If to Lender:	Lehman Brothers Bank, FSB 399 Park Avenue, 8th Floor New York, New York 10022 Attention: John Herman
With a copy to:	Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, New York 10038 Attention: William Campbell, Esq.

or addressed as such party may from time to time designate by written notice to the other parties.

Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

“Business Day” shall mean a day upon which commercial banks are not authorized or required by law to close in New York, New York.

19.	MISCELLANEOUS

(a)           Wherever pursuant to this Note (i) Lender exercises any right given to it to approve or disapprove, (ii) any arrangement or term is to be satisfactory to Lender, or (iii) any other decision or determination is to be made by Lender, the decision of Lender to approve or disapprove, all decisions that arrangements or terms are satisfactory or not satisfactory and all other decisions and determinations made by Lender, shall be in the sole and absolute discretion of Lender and shall be final and conclusive, except as may be otherwise expressly and specifically provided herein.

(b)           Whenever used, the singular shall include the plural, the plural shall include the singular, and the words “Lender” and “Borrower” shall include their respective successors, assigns, heirs, executors and administrators.

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IN WITNESS WHEREOF, the Borrower has duly executed this Note with the intent that the document be executed and delivered as a sealed instrument, and affixed its seal or adopted as its seal the word “(SEAL)” appearing beside its execution below, all as of the date and year first written above.

BORROWER:

SEA BREEZE LIMITED PARTNERSHIP,
a Delaware limited partnership

By:  Sea Breeze GP One LLC, a Michigan limited liability company, its general partner

By:  Sun Sea Breeze QRS, Inc., a Michigan corporation, its managing member

By:________________________(SEAL)

Jonathan M. Colman

Executive Vice President

STATE OF ________________ )
)ss:
COUNTY OF ______________ )

The foregoing instrument was acknowledged before me this ______ day of __________, 2006 by Jonathan M. Colman, as Executive Vice President of Sun Sea Breeze QRS, Inc., a Michigan corporation, as managing member of Sea Breeze GP One LLC, a Michigan limited liability company, as general partner of SEA BREEZE LIMITED PARTNERSHIP, a Delaware limited partnership, on behalf of said corporation, limited liability company and limited partnership. He is personally known to me or has produced a _________________ as identification.

_________________________________________ Print Name:________________________________ Title:_____________________________________ Commission No.____________________________ (if any)

My Commission Expires:_________________